PRUDENTIAL REAL ASSETS SUBSIDIARY, LTD.
A wholly-owned subsidiary of Prudential Real Assets Fund, a series of
Prudential Investment Portfolios 3

                                                                                                      Subadvisory Agreement

Agreement made as of this 30th day of September, 2011 between Prudential Investments LLC (PI or the Manager), a New York limited liability company, and Jefferies Asset Management, LLC (the Subadviser or Jefferies), a Delaware limited liability company.

WHEREAS, the Manager has entered into a Management Agreement, dated December 1,2010 (the Management Agreement) with Prudential Real Assets Subsidiary, Ltd (the Fund), an exempt company incorporated under the Companies Law (2010 Revision) of the Cayman Islands, and a wholly owned subsidiary of the Prudential Real Assets Fund (the Real Assets Fund), a non-diversified series of Prudential Investment Portfolios 3 (the Trust), a Delaware statutory trust and an open-end management investment company registered under the U.S. Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI acts as Manager of the Fund; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Fund and to manage such portion of the Fund's portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager, the Board of Directors of the Fund and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective, policies and restrictions, and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Fund's portfolio as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned (other than directing a securities lending program) by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Memorandum and Articles of Association of the Fund, any procedures adopted by the Board applicable to the Fund and any amendments to those procedures (Board Procedures) which have been provided to it by the Manager (the Fund Documents), the Prospectus and Statement of Additional Information of the Real Assets Fund, as currently in effect, and with the instructions and directions of the Manager and of the Board, and co-operate with the Manager's (or its designee's) personnel responsible for monitoring the Fund's compliance. The Subadviser shall comply at all times with provisions of Cayman Islands law and any rules and regulations thereunder to which it may be subject. The Manager shall provide Subadviser timely with copies of any updated Fund Documents.

(iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Fund's portfolio, as applicable, and shall place orders, with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker-dealer affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as the Board may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser shall give primary consideration to seeking best execution. Within the framework of this policy, the Subadviser may consider the receipt of services that affect securities transactions and incidental functions, such as clearance and settlement functions, and advice as to the value of securities, the advisability of investing in securities, the availability of securities or purchasers or sellers of securities and analyses and reports concerning issues, industries, securities, economic factors, trends, portfolio strategy, and the performance of accounts, the financial responsibility, and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s» qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain such books and records with respect to the Fund's portfolio transactions effected by it as are required by Rule 31 a-I under the 1940 Act. The Subadviser shall render to the Board of Directors of the Fund and the Board of Trustees of the Trust such periodic and special reports as the Directors and Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund or Trustees or officers or employees of the Real Assets Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

(v) The Subadviser or an affiliate shall provide the Fund's custodian (the Custodian) on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser recognizes that its services may be terminated or modified by the Manager.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph l (a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund as are required by Rule 3 I a-I under the 1940 Act or any successor regulation for investment companies registered under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods set forth in Rule 31 a-2 under the 1940 Act or any successor regulation any such records as are required to be maintained by investment companies registered under the 1940 Act pursuant to paragraph 1 ( a) hereof.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with applicable regulations. The Subadviser shall assure that its employees cooperate reasonably with the Manager for purposes of filing any required reports with regulators having appropriate jurisdiction.

(e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph I(d) hereof as the Manager may reasonably request.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(g) The Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Fund's portfolio securities, evaluating whether those market quotations are reliable for purposes of valuing the Fund's portfolio securities, evaluating whether those market quotations are reliable for determining the Fund's net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Fund's portfolio securities. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(h) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Fund's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust on behalf of the Real Assets Fund with the U.S. Securities and Exchange Commission (the Commission). The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports for the Real Assets Fund by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act 0[2002 or other law or regulation. The Subadviser shall promptly inform the Manager if the Subadviser becomes aware of any information with respect to the Fund in the Prospectus and Statement of Additional Information of the Real Assets Fund that is (or will become) materially inaccurate or incomplete.

(i) The Subadviser shall comply with the Fund Documents provided to the Subadviser by the Manager or the Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(k) The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund or the Real Assets Fund. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board of Trustees meeting of the Trust, the Subadviser shall provide the Manager and the Board of Trustees of the Trust with reports regarding the Subadviser's management of the Fund's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Directors of the Fund or the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager's receipt of payment from the Fund for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. The Subadviser not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement; provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under applicable law. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law. The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys'
fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law.

5. This Agreement shall continue in effect for an initial two year period commencing on the date hereof and thereafter shall continue automatically for successive annual periods, so long as tl)e Manager remains as the manager for the Real Assets Fund. This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by vote of holders of a majority of the Fund's shares, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, Grand Cayman,KYI-9005, Cayman Islands; or (3) to the Subadviser at One Station Place, 3N, Stamford, CT 06902, Attention: General Counsel.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust, the Real Assets Fund or the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or , restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Real Assets Fund for the public, which refer to the Sub adviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery

8. This Agreement may be amended by mutual consent.

9. This Agreement shall be governed by the laws of the State of New York without reference to its conflicts of law provisions.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Scott E. Benjamin
Name: Scott E. Benjamin
Title: Executive Vice President

JEFFERIES ASSET MANAGEMENT, LLC
By: /s/ Adam DeChiarra
Name: Adam DeChiarra
Title: Co-President

SCHEDULE A

PRUDENTIAL REAL ASSETS SUBSIDIARY, LTD.
A wholly-owned subsidiary of Prudential Real Assets Fund, a series of
Prudential Investment Portfolios 3

As compensation for services provided by Jefferies Asset Management, LLC (Jefferies), Prudential Investments LLC will pay Jefferies an advisory fee on a net asset value of the portion of the Fund's portfolio that is managed by Jefferies that is equal, on an annualized basis, to the following:

Portfolio Name                                          Advisory Fee

Prudential Real Assets Fund                          0.45% of average daily net assets

(Fee applies only to the assets attributable to Jefferies)

Dated as of: September 30, 2011